Exhibit 99.1

Balchem Corporation Announces Dino Rossi to Transition to Non-Executive Chairman

New Hampton, NY, August 11, 2015.  Balchem Corporation (NASDAQ: BCPC) (the “Company”) announced that, effective September 1, 2015, former President and Chief Executive Officer and current Executive Chairman, Dino A. Rossi, will transition into service solely as the non-executive Chairman of the Board of Directors of the Company. The Company appointed Theodore Harris as its new President and Chief Executive Officer effective April 28, 2015, at which time Mr. Rossi was appointed Executive Chairman to help guide the Company through the transition period.

Dr. John Y. Televantos, Lead Director, commented: “We are grateful to Dino for his exceptional stewardship of the Company and for his tireless service as an executive officer since 1996. His many accomplishments over the past nineteen years are well known. Dino’s transition to non-executive Chairman is a natural evolution of his role at the Company, and we are appreciative of his commitment to the business as the leader of our Board of Directors.”

Mr. Harris commented: “I know that I speak for everyone in the Balchem family in expressing my appreciation to Dino for his exemplary service to the Company. Our entire organization is grateful for his unwavering commitment to, and enthusiasm for, Balchem, and we look forward to his continued leadership as Chairman.”

Forward-Looking Statements
This release contains forward-looking statements, which reflect Balchem’s expectation or belief concerning future events that involve risks and uncertainties. Balchem can give no assurance that the expectations reflected in forward-looking statements will prove correct and various factors could cause results to differ materially from Balchem’s expectations, including risks and factors identified in Balchem’s annual report on Form 10-K for the year ended December 31, 2014. Forward-looking statements are qualified in their entirety by the above cautionary statement. Balchem assumes no duty to update its outlook or other forward-looking statements as of any future date.

About Balchem Corporation
Balchem Corporation consists of four business segments:  SensoryEffects (formerly Food, Pharma and Nutrition); Animal Nutrition and Health; ARC Specialty Products; and Industrial Products.  The SensoryEffects segment provides customized food and beverage ingredient systems and proprietary microencapsulation solutions to a variety of applications in the human food, pharmaceutical and nutrition marketplaces. The Animal Nutrition and Health segment manufactures and supplies products to numerous animal health markets. Through ARC Specialty Products, Balchem provides specialty-packaged chemicals for use in healthcare and other industries, and the Industrial Products segment, provides certain derivative products into industrial applications, predominately as a component for hydraulic fracturing of shale natural gas wells.

Contact:	Karin McCaffery, Executive Administration Manager
Telephone:  845-326-5600
e-mail:  kmccaffery@balchem.com